FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-17

----- Original Message -----

From:  WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At:  08/10/17 12:44:21

WFCM 2017-C39 - PUBLIC NEW ISSUE

**IO PRICE GUIDANCE** $996.894 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGERS:	CITIGROUP GLOBAL MARKETS INC.
NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	PROCEEDS($MM)	PRICE GUIDANCE
X-A	AAA(sf)/AAA(sf)/Aaa(sf)	792.984	~68.5	T+115A
X-B	A-(sf)/AAA(sf)/NR	223.642	~9.0	BWIC Friday at 10am EST
				Suggested T+105A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,132,834,836
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	149
WA CUT-OFF LTV:	58.8%
WA BALLOON LTV:	54.2%
WA U/W NCF DSCR:	2.15x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	4.372%
TOP TEN LOANS %:	45.2%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(29.4%), BARCLAYS(26.6%), AREF(23.8%), NATIXIS(13.6%), BASIS(6.6%)

TOP 3 PROPERTY TYPES:	OFFICE(36.2%), RETAIL(30.1%), HOSPITALITY(16.4%)

TOP 5 STATES:	NY(21.6%), NJ(12.2%), IL(9.1%), MD(7.5%), CA(7.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	B-PIECE HOLDINGS CAYMAN LIMITED OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED SETTLEMENT:	AUGUST 22, 2017

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	C39WFCM2017
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=B17fEb

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.